Exhibit 10.3
[Letter to Named Executive Officers
Under the SYSCO Corporation 2004 Long-Term Incentive Cash Plan]
____________________, 2006
PERSONAL AND CONFIDENTIAL
[Name]
[Street Address]
[City, State, Zip]
Dear [Grantee]:
In recognition of your long-term commitment to SYSCO and its customers and of your expected future contributions to our corporate financial objectives, you have been granted [___] “performance units” under the SYSCO Corporation 2004 Long-Term Incentive Cash Plan (the “Plan”). The value assigned to each of your performance units is $35.00.
Subject to the terms and conditions of the Plan, these performance units represent your right to receive a cash bonus of up to 150% of the total value of your units, consisting of two components. Any bonus payable will equal the sum of:
(A) up to 75% of the total value of your units, if and to the extent that SYSCO attains certain increases in net after-tax earnings per share during the “performance period” (July 2, 2006 through June 27, 2009), set by the Compensation Committee of SYSCO’s Board of Directors; plus
(B) up to 75% of the total value of your units, if and to the extent that SYSCO attains certain increases in sales (as adjusted to reflect product cost inflation or deflation) during the performance period, set by the Compensation Committee.
Enclosed for your review are copies of the Plan document, a beneficiary designation form, instructions for completing the beneficiary designation form and other explanatory materials. All of the enclosed documents are important legal documents that should be reviewed carefully and kept in a safe place. If you are a new participant or would like to change your designated beneficiary under the Plan, please complete the enclosed beneficiary designation form as soon as possible, and return it to Connie Brooks. If you completed the beneficiary designation form last year, you do not have to complete it again this year unless you want to change your designated beneficiary.
Thank you for your hard work and service. Your efforts, which are an integral part of SYSCO’s growth and progress, are deeply appreciated. If you should have any questions about your performance unit grant or the Plan, please contact Mike Nichols.

Sincerely,

John K. Stubblefield, Jr.
Executive Vice President, Finance and Chief Financial Officer